Exhibit 8

Subsidiaries

Currently our subsidiaries are:

—	TTI-Telecom International Inc., a wholly-owned subsidiary, incorporated under the laws of the State of Delaware, and domiciled in New Jersey, U.S.A.

—	TTI-Telecom International B.V., a wholly-owned subsidiary, incorporated under the laws of The Netherlands, and domiciled in Amsterdam, The Netherlands.

—	TTI Telecom Australia PTY. Ltd., a wholly-owned subsidiary, incorporated under the laws of Australia, and domiciled in Sydney, Australia.

—	Axarte Ltd., a wholly-owned subsidiary, incorporated under the laws of the United Kingdom, and domiciled in Newberry, UK.

—	TTI Telecom (HK) Limited, a 99.9% subsidiary, incorporated under the laws of Hong Kong, and domiciled in Hong Kong.

—	TTI Telecom Software Private Limited, wholly owned subsidiary, incorporated under the laws of India, and domiciled in Mumbai, India.

—	TTI Telecom de Costa Rica S.A., a wholly owned subsidiary, incorporated under the laws of Costa Rica, and domiciled in San Jose, Costa Rica.

—	TTI Team Software (Malta) Ltd., a 99.9% subsidiary, incorporated under the laws of Malta, and domiciled in Valleta, Malta.

—	CDR Technologies a 99.9% subsidiary, incorporated under the laws of Israel, and domiciled in Petach Tikva, Israel.

—	TTI Telecom (Africa) (Pty) Ltd, incorporated under the law of South Africa, and domiciled in Pretoria, South Africa. We hold 10% of the equity interests of TTI Telecom (Africa) (Pty) Ltd , and based on the shareholder agreement signed between TTI and the other shareholder, all material decisions require TTI's approval.

* The percentage of equity ownership of any such subsidiary equals to our voting power therein, unless specified otherwise.